Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS FOURTH

QUARTER AND FULL-YEAR 2004 RESULTS

February Comparable Sales Results Announced

Highlights

•                  Fourth quarter earnings per share of $0.55 vs. $0.46 in 2003

•                  Fourth quarter 2004 EPS includes $0.11 loss associated with the consolidation of BIBP Commodities, Inc. (BIBP) and $0.07 charge associated with certain lease and leasehold accounting adjustments

•                  60 restaurant openings and 38 closures during the quarter (with net unit growth occurring internationally)

•                  Domestic system-wide comparable sales for the fourth quarter increased 0.7%

•                  Domestic system-wide comparable sales for February increased 2.1%

•                  2005 earnings guidance of $2.27 to $2.35 per share reaffirmed (before FIN 46)

Louisville, Kentucky (March 1, 2005) — Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $247.7 million for the fourth quarter of 2004, representing an increase of 3.6% from revenues of $239.0 million for the same period in 2003. Net income for the fourth quarter of 2004 was $9.4 million, or $0.55 per share, (including a pre-tax loss of $3.0 million, or $0.11 per share after tax, from the consolidation of BIBP Commodities, Inc. (BIBP)) compared to last year’s net income of $8.2 million, and diluted earnings per share of $0.46.  The fourth quarter 2004 results also included a pre-tax charge of $1.9 million, or $0.07 per share after tax, associated with certain lease and leasehold accounting adjustments applicable to prior periods.

The 2003 pre-tax income was reduced $776,000, or $0.03 per share, related to $1.1 million of costs incurred with the closure of certain domestic company-owned restaurants, net of a $275,000 gain on the sale of seven restaurants in the U.K. to franchisees, while the 2004 pre-tax income was reduced $750,000, or $0.03 per share related to severance and other costs associated with previously announced Q4 staffing reductions.

Revenues were $942.4 million for the full year ended December 26, 2004, representing an increase of 2.7% from 2003 revenues of $917.4 million. Net income for 2004 was $23.2 million, or $1.33 per share, compared to 2003 net income of $33.6 million or diluted earnings per share of $1.86.  The 2004 results include a pre-tax loss of $23.5 million ($14.7 million net loss), or $0.84 per share, from the consolidation of BIBP. The 2004 results also include a $1.6 million pre-tax charge, or $0.06 per share after tax, associated with certain lease and leasehold accounting adjustments applicable to prior years.

The 2003 pre-tax income was reduced $5.5 million, or $0.19 per share, primarily as a result of charges related to the closure of 27 domestic company-owned restaurants and impairment of an additional 25 domestic company-owned restaurants.  The 2003 results also include a reduction in net income of $413,000, or $0.02 per share, from the cumulative effect adjustment related to the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (FAS No. 150). This item was reversed during 2004 via a $625,000 reduction in interest expense as a result of a change in an underlying joint venture operating agreement eliminating a mandatory purchase requirement and related liability.

Lease Expense Recognition

The company recently completed a comprehensive review of its accounting for lease expense and depreciation of leasehold improvements. Several restaurant companies recently announced financial statement restatements and/or adjustments as a result of inconsistencies between assumed lease terms and depreciable lives and other similar issues related to their accounting for leases and leasehold improvements.  Our review resulted in a cumulative fourth quarter adjustment increasing rent and depreciation expense by $1.9 million (or $0.07 per share, after tax) applicable to prior periods, of which $1.6 million (or $0.06 per share, after tax) was applicable to years prior to 2004.  This accounting adjustment does not affect the company’s historical or future cash flows or the timing or amounts of rental payments. Additionally, this correction is not material to prior periods.

Revenues Comparison

The primary components of the $8.6 million increase in revenues for the fourth quarter 2004, as compared to the same 2003 period, were: (1) $4.4 million from the consolidation of 33 franchised restaurants beginning in the second quarter of 2004 resulting from the implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51 (FIN 46) and (2) $4.7 million from commissary sales reflecting the sales of promotional items (principally DVDs) and the favorable impact of higher commodity prices, primarily cheese, partially offset by lower sales volumes.

The $25.0 million increase in revenues for full-year 2004, as compared to full-year 2003, was primarily due to the following:  (1) $14.4 million from the consolidation of the 33 franchised restaurants mentioned above; (2) $6.8 million from commissary sales for the same reasons noted above for the fourth quarter; and (3) $3.0 million from the first quarter sales of promotional items associated with our March 2004 NCAA national basketball promotion.  The domestic company-owned restaurant sales declined $3.4 million in 2004, as compared to 2003, primarily as a result of the previously mentioned closing of restaurants during the last quarter of 2003.

Operating Results

Fourth Quarter Results

Our pre-tax income for the fourth quarter of 2004 was $15.1 million compared to pre-tax income of $13.2 million for the corresponding period in 2003.  Excluding the impact of the consolidation of BIBP, fourth quarter 2004 pre-tax income was $18.1 million. The increase of $4.9 million in 2004 pre-tax income (excluding the consolidation of BIBP), as compared to the corresponding 2003 period is principally due to the following:

•                  Operating income at company-owned restaurants increased $2.3 million in the fourth quarter of 2004, as compared to 2003, on a reporting unit basis, primarily due to lower administrative costs and because the 2003 results included $1.1 million of net charges related primarily to the closing of certain domestic company-owned restaurants.

•                  The fourth quarter 2003 operating results included a $1.7 million increase in claims loss reserves related to the franchise insurance program (no such increase in 2004).

•                  The provision for uncollectible accounts and notes receivable was approximately $550,000 in 2004 as compared to $2.2 million in 2003.

•                  The 2003 results included a $1.0 million incremental contribution to the Papa John’s Marketing Fund (Marketing Fund) to assist the system with costs incurred for national advertising and a $500,000 sales incentive program provided to our franchisees.  There were no such contributions in the fourth quarter of 2004.

•                  The favorable year over year impact of the above items was partially offset by a reduction in fourth quarter 2004 operating income of approximately $1.9 million as a result of certain lease and leasehold accounting adjustments applicable to prior periods.

Full Year Results

Our pre-tax income for full-year 2004 was $37.2 million compared to $54.4 million for 2003.  Excluding the impact of consolidation of BIBP, full-year 2004 pre-tax income is $60.6 million. The significant items that comprise this $6.2 million increase in operating income in 2004 as compared to 2003 (excluding the consolidation of BIBP) include the following:

•                  The 2003 operating results included a $5.5 million restaurant closure, impairment, and disposition charge (none of significance in 2004).

•                  The full-year 2003 results included a loss of $6.3 million from the franchise insurance program, while the loss in 2004 was $1.1 million.

•                  Net interest expense declined $1.6 million in 2004 partially due to the $625,000 benefit recorded pursuant to FAS No. 150, associated with a change in a joint venture operating agreement during 2004, which eliminated a mandatory purchase requirement and related liability.  The remainder of the decrease in interest expense was due to lower average debt balances and lower effective interest rates.

•                  The full-year 2003 results included the previously reported $1.0 million incremental contribution to the Marketing Fund and the $500,000 sales incentive to franchisees.  For full-year 2004, Papa John’s contributed an incremental $400,000 to the Marketing Fund.

•                  The favorable year over year impact of the above items was partially offset by a reduction in commissary results of approximately $5.1 million in 2004, as compared to 2003, as a result of lower sales volumes due to a reduction in the number of restaurant transactions.

•                  The favorable impact was further offset by a reduction in full-year 2004 operating income of approximately $1.6 million, as a result of certain lease and leasehold accounting adjustments applicable to prior years.

See “Supplemental Information” for additional information concerning the operating results for the three-month and full-year periods ended December 26, 2004.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the fourth quarter increased 0.7% (composed of a 0.8% decrease at company-owned restaurants and a 1.2% increase at franchise restaurants). For full-year 2004, system-wide domestic comparable sales increased 0.1% (composed of a 0.5% increase at company-owned restaurants and flat results at franchise restaurants). Total system-wide international sales increased 7.7% for the fourth quarter and 5.0% for the year.

The company today announced that domestic system-wide comparable sales for the four weeks ended February 20, 2005 increased approximately 2.1% (composed of a 1.1% increase at company-owned restaurants and a 2.5% increase at franchised restaurants).  Total system-wide international sales for the four weeks ended February 20, 2005 increased 11.5%, on a constant U.S. dollar basis, over the comparable period last year.

During the fourth quarter, a total of 60 Papa John’s restaurants were opened (two company-owned and 58 franchised), and 38 restaurants closed (36 franchised Papa John’s restaurants and two franchised Perfect Pizza restaurants). At December 26, 2004, there were 2,829 Papa John’s restaurants (569 company-owned and 2,260 franchised) operating in 49 states and 20 international markets. The company is also the franchisor of 118 Perfect Pizza restaurants in the United Kingdom.

Share Repurchase Activity

The company repurchased 321,000 shares of common stock at an average price of $33.96 per share during the fourth quarter of 2004, and 2.1 million shares of common stock at an average price of $32.05 during 2004. The company’s board of directors has authorized the repurchase of up to an aggregate $450.0 million of common stock through December 25, 2005. Through December 26, 2004, $420.5 million had been repurchased (representing 15.7 million shares at an average price of $26.76 per share) since the program began in 1999. Approximately 16.7 million actual shares were outstanding as of December 26, 2004.  Subsequent to December 26, 2004, the company repurchased $12.8 million of stock representing 373,000 shares at an average price of $34.41 per share.

The company’s share repurchase activity increased earnings per share by approximately $0.03 for the fourth quarter of 2004 and $0.02 for the 2004 full year.

Earnings Guidance for 2005

The company reaffirms its previously announced 2005 earnings per share guidance range of $2.27 to $2.35, excluding any potential impact from the consolidation of BIBP, which is required by FIN 46.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, March 2, 2005 at 10:00 AM EST to report fourth quarter and full year 2004 earnings results and to review guidance for 2005.  The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-511-7629 for participation in the question and answer session.  International participants may dial 706-634-5833.

The conference call will be available for replay beginning Wednesday, March 2, 2005 at approximately Noon through Friday, March 4, 2005 at Midnight EST.  The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 4027312).  International participants may dial 706-645-9291 (password 4027312).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	Dec. 26, 2004	Dec. 28, 2003	Dec. 26, 2004	Dec. 28, 2003

Revenues	$247,655	$239,038	$942,426	$917,378

Income before income taxes and cumulative effect of a change in accounting principle (1)	$15,111	$13,198	$37,153	$54,361

Net income	$9,445	$8,249	$23,221	$33,563

Diluted earnings per share	$0.55	$0.46	$1.33	$1.86

Diluted weighted-average shares outstanding	17,019	18,118	17,405	18,037

EBITDA (A)	$24,455	$22,359	$72,936	$91,599

(1)                                  See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on the three-month and full-year results.

The following is a summary of our income before income taxes and the cumulative effect of a change in accounting principle by reporting unit:

Domestic company-owned restaurants (B)	$1,488	$(826)	$5,069	$(6,335)
Domestic commissaries (C)	6,060	5,832	19,797	22,382
Domestic franchising	12,120	12,239	46,076	47,725
International	286	60	786	(59)
VIEs, primarily BIBP	(2,965)	—	(23,459)	—
All others (D)	1,271	(581)	2,620	(1,866)
Unallocated corporate expenses (E)	(3,373)	(3,462)	(14,035)	(7,256)
Elimination of intersegment profits	224	(64)	299	(230)
Income before income taxes and cumulative effect of a change in accounting principle	$15,111	$13,198	$37,153	$54,361

The following is a reconciliation of EBITDA to net income:

EBITDA (A)	$24,455	$22,359	$72,936	$91,599
Income tax expense	(5,666)	(4,949)	(13,932)	(20,385)
Interest expense	(1,538)	(1,699)	(5,313)	(6,851)
Investment income	201	139	689	672
Depreciation and amortization	(8,007)	(7,601)	(31,159)	(31,059)
Cumulative effect of accounting change, net of tax	—	—	—	(413)
Net income	$9,445	$8,249	$23,221	$33,563

(A)                                 EBITDA represents operating performance before depreciation, amortization, net interest and income taxes.  While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements.  EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)                                   The operating results for domestic company-owned restaurants improved $2.3 million in the fourth quarter of 2004 and $11.4 million for full year 2004 as compared to the same periods of the prior year. A substantial portion of the year over year improvement is because a provision for restaurant closures, impairment and dispositions of $1.1 million and $5.7 million is included in the results for the three-month and twelve-month periods ended December 28, 2003, respectively (the 2004 amounts were not significant).  The additional improvement in 2004 results over 2003 results for the quarter and year on a reporting unit basis is primarily attributable to labor reductions due to staffing efficiencies and leverage on restaurant pricing increases, lower administrative costs and reduced cost of sales resulting from commissary margin reductions — see (C) below.

(C)                                The 2004 results for the domestic commissaries segment are favorably impacted by a reduction in the corporate expense allocations of $2.5 million for the full-year ended December 26, 2004, as compared to the same period in 2003 ($230,000 reduction for the fourth quarter of 2004 as compared to 2003) — see (E) below.  The $5.1 million decrease in commissary operating income in 2004 as compared to 2003 (before considering the favorable impact of the reduced corporate expense allocations) is primarily attributable to reduced commissary sales volumes and commissary margin reductions — see (B) above.

(D)                               The “all others” business segment includes a $1.7 million and $6.3 million increase in claims loss reserves related to the franchise insurance program for the three and twelve month periods ending December 28, 2003, respectively.  For the year-ended December 26, 2004, the increase in claims loss reserves was $1.1 million (none in the fourth quarter of 2004).

(E)                           The increase in full-year 2004 unallocated corporate expenses from 2003 is primarily due to: (1) $1.9 million attributable to the lease adjustment previously discussed; (2) $1.6 million in 2004 compensation expense attributable to stock options awarded in 2003 (no comparable 2003 expense); (3) the previously noted reduction in the corporate allocations to domestic commissaries approximating $2.5 million for the year ended December 26, 2004 — see (C) above; and (4) a reduction in the 2003 unallocated corporate expenses due to the recognition of $2.0 million of income from the settlement of a litigation matter in the second quarter of 2003. These increases were partially offset by decreases in insurance and benefit costs.

Supplemental Information

Fourth-Quarter Operating Results

Variable Interest Entities

As disclosed in previous releases, as required by FIN 46, the company’s 2004 operating results include BIBP’s operating results. The consolidation of BIBP had a significant impact on the full-year 2004 operating results and is expected to have a significant ongoing impact on the company’s future operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to be reflected primarily in two separate components of the company’s statement of income. The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period. This portion of BIBP operating income (loss) is reflected as a reduction (increase) in the “Domestic company-owned restaurant expenses - cost of sales” line item. This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The second component of the net impact from the consolidation of BIBP is reflected in the caption “Loss (income) from the franchise cheese-purchasing program, net of minority interest.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders. The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.

In addition, Papa John’s has extended loans to certain franchisees.  Under the FIN 46 rules, Papa John’s is deemed to be the primary beneficiary of four of these franchisees, even though we have no ownership interest in them. Beginning in the second quarter of 2004, FIN 46 required Papa John’s to recognize the operating income (losses) generated by these four franchise entities (representing 33 Papa John’s restaurants). For the fourth quarter of 2004, the consolidation of these four franchise entities had no significant net impact (less than $25,000) on Papa John’s operating results, generating revenues of $4.4 million, operating expenses of $3.9 million and other expenses (including G&A, depreciation and interest) totaling  $500,000.

Review of Operating Results

During the fourth quarter of 2004, domestic corporate restaurant sales were $106.1 million, compared to $107.6 million for the same period in 2003. The 1.3% decrease is primarily due to a 0.8% decrease in comparable sales for the quarter and a 1.2% decrease in equivalent units as the company closed 22 under performing restaurants in the fourth quarter of 2003.  Domestic franchise sales for the quarter increased 1.8% to $335.4 million from $329.4 million for the same period in 2003, primarily resulting from a 1.2% increase in comparable sales for the 2004 quarter.

The fourth-quarter comparable sales base for domestic corporate restaurants consisted of 551 units, or 97.7% of total equivalent units, and the domestic franchise base consisted of 1,864 units or 94.2% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,560, while other corporate units averaged $11,025 for an overall average of $14,479. Average weekly sales for the restaurants included in the franchise comparable base were $13,221, while other franchise units averaged $9,998 for an overall average of $13,033.

Domestic franchise royalties were $13.2 million in the fourth quarter of 2004, a 1.8% increase from $12.9 million for the comparable period in 2003, primarily due to the previously mentioned increase in franchised sales. Domestic franchise and development fees were $705,000 in the quarter, including approximately $105,000 recognized upon development cancellation or franchise renewal and transfer, compared to $534,000 (including $164,000 of cancellation, renewal and transfer fees) for the same period in 2003. There were 30 domestic franchise restaurant openings in the fourth quarter of 2004 compared to 18 in 2003.

The restaurant operating margin at domestic company-owned units was 16.5% in the fourth quarter of 2004 compared to 17.1% for the same period in 2003, consisting of the following differences:

•                  Cost of sales were 1.2% higher as a percentage of sales in 2004.  Approximately 0.6% of the increase is due to the consolidation of BIBP.  The remainder of the variance is due to an increase in commodity costs (principally cheese), which more than offset an increase in restaurant pricing.

•                  Salaries and benefits were 1.3% lower as a percentage of sales in 2004 due to staffing efficiencies and leverage on restaurant pricing increases.

•                  Advertising and related costs were 0.5% higher as a percentage of sales in 2004 due to increased national marketing expenditures.

•                  Occupancy costs and other operating costs were 0.2% higher as a percentage of sales primarily due to increased insurance and lease costs.

Domestic commissary sales increased 4.9% to $101.8 million for the fourth quarter of 2004 as the impact of sales of promotional items (principally DVDs) and higher cheese prices was partially offset by lower volumes resulting from decreased restaurant transactions. Other sales decreased 3.2% to $12.4 million for the fourth quarter of 2004 from $12.8 million for the comparable period in 2003, primarily as a result of a decrease in revenues associated with the waiver of certain information services fees to our franchisees in 2004.

Domestic commissary and other margin was 8.8% in the fourth quarter of 2004 compared to 9.8% for the same period in 2003. Cost of sales was 72.9% of revenues in 2004 compared to 70.1% in 2003 primarily due to higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up) and increased sales of lower margin products, such as promotional items (principally DVDs). Salaries and benefits were lower as a percentage of sales, 6.2% in 2004 as compared to 6.5% for the same period in 2003, due to staffing efficiencies and the impact of higher cheese prices on sales.  Other operating expenses decreased to 12.1% of sales in 2004 from 13.6% in 2003, primarily as a result of a $1.7 million increase in claims loss reserves in the fourth quarter of 2003 related to the franchise insurance program (none in the fourth quarter of 2004).

Effective October 2004, a third-party commercial insurance company began providing fully insured coverage to franchisees participating in the franchise insurance program. Accordingly, this new agreement eliminates our risk of loss for franchise insurance coverage written after September 2004. Our operating income will still be subject to potential adjustments for changes in estimated insurance reserves for policies written from October 2000 to September 2004. Such adjustments, if any, will be determined in part based upon semi-annual actuarial valuations.

The loss from the franchise cheese-purchasing program, net of minority interest, was $2.0 million during the fourth quarter of 2004.

International revenues, which include the Papa John’s United Kingdom operations, were $9.0 million compared to $8.2 million for the same period in 2003, primarily due to revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate.  International operating margin increased to 17.5% in 2004 from 14.4% in 2003 primarily as a result of expense leverage on the increased unit openings and an improved commissary operating margin.

General and administrative expenses were $18.2 million or 7.3% of revenues in the fourth quarter of 2004 compared to $17.7 million or 7.4% of revenues in the same period in 2003. This $500,000 increase was primarily attributable to $1.5 million of rent expense recognized upon a review of the company’s accounting for leases (the remaining $400,000 of the adjustment associated with our review of leases was recorded in depreciation expense), $750,000 related to severance and other costs associated with the previously announced Q4 staffing reductions and $420,000 of G&A costs associated with the consolidation of variable interest entities, substantially offset by lower insurance and benefit costs, and savings related to various administrative efficiencies implemented throughout the year.

During the fourth quarter of 2003, we recorded an $838,000 provision for uncollectible notes receivable and a $776,000 net provision primarily related to the closure of 22 under performing restaurants in the quarter.  Our provisions for these items were insignificant for the fourth quarter of 2004 based on our evaluation of the franchise loan and company-owned restaurant portfolios.  The 2004 restaurant closure, impairment and disposition losses (gains) caption includes a gain of $265,000 from the favorable settlement of certain previously reserved costs related to closed restaurants.

Other general expenses were $742,000 in the fourth quarter of 2004 compared to $3.7 million for the comparable period in 2003. The 2004 amount includes $52,000 of pre-opening costs, with the majority of the remaining costs associated with disposition or valuation losses for other assets. The 2003 amount includes $1.0 million for a contribution to the Papa John’s Marketing Fund to assist the system with costs incurred for national advertising, a $500,000 sales incentive program provided to our franchisees during the fourth quarter of 2003, a $1.4 million provision for uncollectible accounts receivable and $300,000 of disposition-related losses for other assets.

Depreciation and amortization was $8.0 million (3.2% of revenues) for the fourth quarter of 2004, which is essentially the same percentage of sales for the corresponding period in 2003.

Net interest expense was $1.3 million in the fourth quarter of 2004 as compared to $1.6 million in 2003, reflecting a lower average effective interest rate for our debt.  The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Full-Year 2004 Operating Results

Full-year domestic corporate restaurant sales were $412.7 million, compared to $416.0 million in 2003. The 0.8% decrease is primarily due to a 2.3% decrease in equivalent units for 2004, as the company closed 27 under performing restaurants during 2003, partially offset by a 0.5% increase in comparable sales. Domestic franchise sales increased 0.9% to $1.30 billion compared to $1.29 billion as average unit volumes increased slightly due to new units opening at higher sales levels relative to closed units.

The 2004 comparable sales base for domestic corporate restaurants consisted of 549 units, or 97.5% of total equivalent units, and the domestic franchise base consisted of 1,892 units or 95.4% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,172, while other corporate units averaged $10,880 for an overall average of $14,089. Average weekly sales for the restaurants included in the franchise comparable base were $12,733, while other franchise units averaged $10,378 for an overall average of $12,623.

Domestic franchise royalties increased 0.9% to $50.3 million from $49.9 million in 2003, consistent with the above-noted increase in franchise sales. Domestic franchise and development fees were $2.5 million in 2004 compared to $1.5 million in 2003, as there were 97 domestic franchise unit openings in 2004 compared to 56 in 2003.

The restaurant operating margin at domestic company-owned units was 15.5% for 2004 compared to 16.9% in 2003. The decrease in the operating margin is primarily due to an increase in cost of sales of 1.9%, 1.5% of which is a result of the consolidation of BIBP, while the remaining 0.4% increase is due to higher cheese costs charged by BIBP, partially offset by lower costs for other commodities as a result of various product cost savings initiatives and the impact of restaurant pricing increases. Salaries and benefits were 0.9% lower as a percentage of sales in 2004 due to staffing efficiencies and leverage on restaurant pricing increases.  The remaining restaurant operating expenses as a percentage of sales in 2004 were substantially consistent with 2003.

 Domestic commissary sales increased 1.8% to $376.6 million for 2004 from $369.8 million in 2003, as the sales of promotional items and the impact of higher cheese prices was substantially offset by lower volumes due to a decline in restaurant transactions. Other sales increased to $53.1 million for 2004 from $48.5 million for the comparable period in 2003, primarily as a result of an increase in revenues associated with insurance-related services provided to franchisees and the first-quarter promotional item sales associated with our March 2004 NCAA basketball national promotion.

Domestic commissary and other margin was 8.0% for 2004 compared to 9.1% for 2003.  Cost of sales was 72.1% of revenues in 2004 compared to 69.8% in 2003 primarily due to higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up) and increased sales of lower margin products, such as promotional items (principally DVDs and the items sold in the first quarter related to the March 2004 NCAA national promotion).  Salaries and benefits were lower as a percentage of sales, 6.6% in 2004 as compared to 6.9% in 2003, due to staffing efficiencies and the impact of higher cheese prices on sales. Other operating expenses decreased to 13.3% of sales in 2004 from 14.1% in 2003, primarily as a result of reduced claims loss reserves related to the franchise insurance program in 2004 as compared to 2003.

The loss from the franchise cheese-purchasing program, net of minority interest, was $16.6 million during 2004.

International revenues, which include the Papa John’s United Kingdom operations, increased 3.8% to $32.8 million for 2004 from $31.6 million in 2003, as revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate were partially offset by a decrease in corporate restaurant revenues due to the operation of only one company-owned restaurant during 2004 as compared to an average of five restaurants during 2003. International operating margin for 2004 increased to 17.0% from 14.2% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation, expense leverage on the increased unit openings and an improvement in commissary operating margin.

General and administrative expenses were $72.5 million or 7.7% of revenues for 2004 as compared to $67.2 million or 7.3% of revenues in the same period in 2003. This $5.3 million increase was primarily attributable to: the previously mentioned $1.5 million rent expense adjustment associated with leases, a $1.8 million increase in bonuses to corporate and restaurant management who met pre-established goals for their operating units, a $1.6 million increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004, a $1.1 million increase in administrative costs associated with our expanded domestic franchise sales efforts, $750,000 of severance and other costs associated with the previously announced Q4 staffing reductions and $1.3 million of administrative expenses associated with variable interest entities. These increases were partially offset by lower insurance and benefit costs, and savings related to various administrative efficiencies implemented throughout the year.

A provision for uncollectible notes receivable of $638,000 was recorded for 2004 as compared to $1.9 million for 2003. A net gain of $203,000 (primarily composed of the $280,000 gain on sale of 49% of the Texas market, which occurred in the third quarter of 2004) was recorded for 2004 as compared to a $5.5 million loss (primarily related to the closure of 27 under-performing restaurants) recorded in 2003. These provisions were based on our evaluation of our franchise loan and company-owned restaurant portfolios.

Other general expenses reflected net expense of $2.4 million for 2004, as compared to $3.3 million in 2003.  The 2004 amount includes $112,000 of pre-opening costs, $1.8 million of disposition and valuation related losses for other assets and a $1.2 million provision for uncollectible accounts receivable, partially offset by a $550,000 gain on the sale of unused property.  The 2003 amount includes $192,000 of pre-opening costs, $346,000 of restaurant relocation costs, $1.8 million provision for uncollectible franchisee accounts receivable, $1.1 million related to disposition or valuation losses for other assets, the $1.0 million contribution to the Papa John’s Marketing Fund and a $500,000 sales incentive program offered to our franchisees.  The 2003 expenses were partially offset by $2.0 million of income derived from the settlement of a litigation matter during the second quarter of 2003.

Depreciation and amortization was $31.2 million (3.3% of revenues) for 2004 as compared to $31.1 million (3.4% of revenues) for 2003.

Net interest expense decreased to $4.6 million for 2004 from $6.2 million in 2003, partially due to the $625,000 benefit recorded pursuant to FAS No. 150 associated with a change in a joint venture operating agreement during 2004, which eliminated a mandatory purchase requirement and related liability. Lower average debt outstanding during 2004 as compared to 2003 and a lower average effective interest rate for the 2004 outstanding debt also reduced net interest expense. The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Cheese Costs

The cost of cheese has historically represented approximately 35% to 40% of our restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program through the formation of BIBP that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  The consolidation of BIBP, as a result of the adoption of FIN 46, results in the company-owned restaurant cost of sales reflecting the actual spot market price of cheese paid by BIBP.

The following table presents the actual average block market price for cheese and the BIBP block price by quarter for 2003 and 2004:

	2003		2004
	BIBP Block Price	Actual Block Price	BIBP Block Price	Actual Block Price

Quarter 1	$1.159	$1.115	$1.220	$1.426
Quarter 2	1.122	1.134	1.326	2.012
Quarter 3	1.242	1.536	1.556	1.528
Quarter 4	1.217	1.474	1.535	1.617
Full Year	$1.185	$1.315	$1.409	$1.646

Based on the projected CME milk futures market prices, and the actual first and second quarter 2005 and projected third and fourth quarter 2005 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to increase (decrease) the company’s operating income as follows (in thousands):

Quarter 1 - 2005	$(1,700)
Quarter 2 - 2005	(1,800)
Quarter 3 - 2005	2,700
Quarter 4 - 2005	4,400
$3,600

The projections above are based upon current futures market prices. Historically, actual results have differed significantly from previous projections using the futures market prices.

*   *   *   *

As of February 20, 2005, Papa John’s had 2,832 restaurants (570 company-owned and 2,262 franchised) operating in 49 states and 20 international markets. Papa John’s also franchises an additional 117 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 26, 2004	December 28, 2003	December 26, 2004	December 28, 2003
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$106,146	$107,558	$412,676	$416,049
Variable interest entities restaurant sales	4,438	—	14,387	—
Franchise royalties	13,168	12,932	50,292	49,851
Franchise and development fees	705	534	2,475	1,475
Commissary sales	101,753	97,013	376,642	369,825
Other sales	12,434	12,846	53,117	48,541
International:
Royalties and franchise and development fees	2,350	1,765	7,516	6,297
Restaurant and commissary sales	6,661	6,390	25,321	25,340
Total revenues	247,655	239,038	942,426	917,378

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	25,455	24,495	99,743	92,488
Salaries and benefits	32,828	34,694	130,642	135,295
Advertising and related costs	10,505	10,068	38,258	38,329
Occupancy costs	6,399	6,181	25,950	25,406
Other operating expenses	13,489	13,754	54,015	54,405
Total domestic Company-owned restaurant expenses	88,676	89,192	348,608	345,923

Variable interest entities restaurant expenses	3,883	—	12,667	—

Domestic commissary and other expenses:
Cost of sales	83,192	76,968	309,746	292,226
Salaries and benefits	7,094	7,184	28,458	28,925
Other operating expenses	13,869	14,887	57,100	59,127
Total domestic commissary and other expenses	104,155	99,039	395,304	380,278

Loss from the franchise cheese-purchasing program, net of minority interest	2,044	—	16,599	—

International operating expenses	5,497	5,472	21,024	21,736

General and administrative expenses	18,169	17,703	72,458	67,191
Provision for uncollectible notes receivable	299	838	638	1,868
Restaurant closure, impairment and disposition losses (gains)	(265)	776	(203)	5,469
Other general expenses	742	3,659	2,395	3,314
Depreciation and amortization	8,007	7,601	31,159	31,059
Total costs and expenses	231,207	224,280	900,649	856,838

Operating income	16,448	14,758	41,777	60,540
Investment income	201	139	689	672
Interest expense	(1,538)	(1,699)	(5,313)	(6,851)
Income before income taxes and cumulative effect of a change in accounting principle	15,111	13,198	37,153	54,361
Income tax expense	5,666	4,949	13,932	20,385

Income before cumulative effect of a change in accounting principle	9,445	8,249	23,221	33,976
Cumulative effect of accounting change, net of tax	—	—	—	(413)
Net income	$9,445	$8,249	$23,221	$33,563

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.56	$0.46	$1.35	$1.89
Cumulative effect of accounting change, net of tax	—	—	—	(0.02)
Basic earnings per common share	$0.56	$0.46	$1.35	$1.87

Earnings per common share - assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.55	$0.46	$1.33	$1.88
Cumulative effect of accounting change, net of tax	—	—	—	(0.02)
Earnings per common share - assuming dilution	$0.55	$0.46	$1.33	$1.86

Basic weighted-average shares outstanding	16,801	17,998	17,207	17,938
Diluted weighted-average shares outstanding	17,019	18,118	17,405	18,037

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 26, 2004	December 28, 2003
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$14,698	$7,071
Accounts receivable	28,384	19,717
Inventories	23,230	17,030
Prepaid expenses and other current assets	15,208	11,590
Deferred income taxes	7,624	7,050
Total current assets	89,144	62,458

Investments	8,552	7,522
Net property and equipment	197,103	203,818
Notes receivable from franchisees and affiliates	6,828	11,580
Goodwill	51,071	48,577
Other assets	15,672	13,259
Deferred income taxes	6,117	—
Total assets	$374,487	$347,214

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,934	$28,309
Income and other taxes	17,270	12,070
Accrued expenses	44,771	40,288
Current portion of debt	15,709	250
Total current liabilities	113,684	80,917

Unearned franchise and development fees	8,208	5,911
Long-term debt, net of current portion	78,521	61,000
Deferred income taxes	—	7,881
Other long-term liabilities	34,851	32,233
Total liabilities	235,264	187,942

Total stockholders’ equity	139,223	159,272
Total liabilities and stockholders’ equity	$374,487	$347,214

Note:                   The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John’s International, Inc.

	Three Months Ended December 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	566	1	2,001	236	2,804
Opened	2	—	30	28	60
Converted	—	—	—	1	1
Closed	—	—	(34)	(2)	(36)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	568	1	1,997	263	2,829

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	121	121
Opened	—	—	—	—	—
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	118	118

	Three Months Ended December 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	586	5	2,008	204	2,803
Opened	4	—	18	15	37
Converted	—	—	—	—	—
Closed	(22)	—	(20)	(8)	(50)
Acquired	—	—	—	3	3
Sold	—	(3)	—	—	(3)
End of Period	568	2	2,006	214	2,790

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	139	139
Opened	—	—	—	—	—
Converted	—	—	—	—	—
Closed	—	—	—	(4)	(4)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	135	135

	Year Ended December 26, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	6	—	97	70	173
Converted	—	—	—	1	1
Closed	(5)	—	(107)	(23)	(135)
Acquired	—	—	1	1	2
Sold	(1)	(1)	—	—	(2)
End of Period	568	1	1,997	263	2,829

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Opened	—	—	—	2	2
Converted	—	—	—	(1)	(1)
Closed	—	—	—	(18)	(18)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	118	118

	Year Ended December 28, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	10	—	56	37	103
Converted	—	—	—	—	—
Closed	(27)	(1)	(50)	(27)	(105)
Acquired	—	1	—	7	8
Sold	—	(7)	—	(1)	(8)
End of Period	568	2	2,006	214	2,790

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(11)	(11)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	135	135